SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15 (d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): May 12, 2000

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                       ATLANTIC TECHNOLOGY VENTURES, INC.
             (Exact name of registrant as specified in its charter)



            Delaware                      0-27282                 36-3898269
(State or other jurisdiction of    (Commission file number)   (I.R.S. employer
 incorporation or organization)                              identification no.)



           150 Broadway
             Suite 1009                                              10038
        New York, New York                                         (Zip code)
(Address of principal executive offices)

       Registrant's telephone number, including area code: (212) 267-2503

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Item 2.           Acquisition or Disposition of Assets.

         On May 12, 2000, Atlantic Technology Ventures, Inc. ("Atlantic") acquired 1,400 shares of Series A preferred stock, par value $0.001 per share, of TeraComm Research, Inc. ("TeraComm"), a privately-held Delaware corporation that is currently developing next-generation high-speed fiber-optic telecommunications technologies. These shares represent a 35% ownership interest in TeraComm.

         The purchase price for these shares consisted of the following:

     o $5,000,000 in cash, $250,000 of which Atlantic had already paid to TeraComm, and the remaining $4,750,000 of which Atlantic agreed to pay to TeraComm in scheduled installments over 12 months;

     o   200,000 shares of Atlantic common stock; and

     o a warrant to purchase a further 200,000 shares of Atlantic common stock.

         Based on the market price of Atlantic common stock at the time Atlantic and TeraComm entered into a binding letter of intent to consummate this transaction, the parties agreed that the dollar value of the purchase price is $6,795,000.

         The warrant issued to TeraComm has an exercise price of $8.975 per share. TeraComm may not exercise the warrant until the market price of Atlantic common stock is at least $30. The warrant expires on May 12, 2003.

         The preferred stock purchase agreement between Atlantic and TeraComm provides that if Atlantic fails to pay any of the subsequent installments of the cash portion of the purchase price, it will be deemed to have surrendered a proportion of its TeraComm shares equal to the proportion of the dollar value of the purchase price that is represented by the missed installment and all remaining unpaid installments.

         Atlantic does not currently have the full amount of the cash purchase price. Atlantic anticipates raising the necessary amount through debt or equity financing or the sale of certain assets. It is, however, possible that Atlantic will not be able to raise the entire amount, and would therefore have its ownership interest in TeraComm reduced.

                                       2

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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, Atlantic Technology Ventures, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    May 26, 2000                     ATLANTIC TECHNOLOGY VENTURES, INC


                                          By: /s/ Frederic P. Zotos
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                                             Frederic P. Zotos
                                             President